Exhibit 99.1

News Release

MarineMax Appoints Bonnie Biumi to Board of Directors

Advances Ongoing Commitment to Refreshment and Strong Corporate Governance

Biumi Brings More Than 40 Years of Senior Financial, Operational and Board Experience

Hilliard M. Eure III Retires From the Board

CLEARWATER, FL, August 28, 2024 – MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat, yacht and superyacht services Company, today announced the appointment of Bonnie S. Biumi to its Board of Directors, effective September 1, 2024. Ms. Biumi, 62, will also serve as chair of the Audit Committee, replacing Hilliard M. Eure III, who simultaneously will retire from the Board after 20 years of service.

Ms. Biumi brings more than 40 years of public accounting and operational leadership experience across diverse industries and an extensive corporate governance background. She most recently served as President and Chief Financial Officer of Kerzner International Resorts, Inc., a developer, owner, and operator of destination resorts, casinos, and luxury hotels. Ms. Biumi previously held senior-level financial positions at NCL Corporation, Royal Caribbean Cruises, Neff Corporation, Peoples Telephone Company, and Price Waterhouse.

Rebecca White, Chairperson of the MarineMax Board, stated, “Bonnie’s exceptional financial acumen, extensive corporate governance experience, and proven operations background complement and elevate our Board’s collective expertise. We are delighted to welcome her as our newest independent director, a strategic addition that reinforces our commitment to board refreshment, director independence and diversity. Our rigorous governance framework ensures alignment between the Company's strategic priorities and shareholder interests as we expand our market diversification, accelerate growth, and set new industry standards for customer experiences across the recreational marine market.”

Ms. White continued, “I also want to express the Board’s deep appreciation to Hilliard for two decades of outstanding service as a Board member and valued chair of the Audit Committee.”

“I am honored to join the MarineMax board and look forward to leveraging my expertise to enhance our strategic plan,” Ms. Biumi said. “My goal is to contribute a fresh perspective and draw on my experience to help the Company build upon its 26-year legacy of leadership in the recreational marine market, positioning MarineMax for sustained growth and shareholder value creation.”

About Bonnie Biumi

Ms. Biumi has four decades of financial and operational expertise, most recently as President and Chief Financial Officer of Kerzner International Resorts, Inc. from 2007 to 2012. Prior to that, she held senior-level finance roles at NCL Corporation, Ltd. (NYSE: NCLH), Royal Caribbean Cruises, Ltd. (NYSE: RCL), Neff Corporation, Peoples Telephone Company, Inc. and Price Waterhouse. Ms. Biumi is a member of the Board of Trustees of Kite Realty Group (NYSE: KRG) and the Board of Directors of Caesars Entertainment, Inc. (NASDAQ: CZR) and serves on the Audit Committee of both organizations. In addition, she is Chair of the Audit Committee of Virgin Cruises Limited and Virgin Cruises Intermediate Limited, a privately held joint venture between the Virgin Group and Bain Capital. From 2012 to 2017, Ms. Biumi served on the Board of Directors of Isle of Capri Casinos, Inc., and from 2013 to 2015, she served on the Board of Directors of Home Properties, Inc. Ms. Biumi received a B.S. in Accounting from the University of Florida and is a certified public accountant.

About MarineMax

As the world’s largest lifestyle retailer of recreational boats and yachts, as well as yacht concierge and superyacht services, MarineMax (NYSE: HZO) is United by Water. We have over 125 locations worldwide, including over 75 dealerships and 65 marina and storage facilities. Our integrated business includes IGY Marinas, which operates luxury marinas in yachting and sport fishing destinations around the world; Fraser Yachts Group and Northrop & Johnson, leading superyacht brokerage and luxury yacht services companies; Cruisers Yachts, one of the world’s premier manufacturers of premium sport yachts and motor yachts; and Intrepid Powerboats, a premier manufacturer of powerboats. To enhance and simplify the customer experience, we provide financing and insurance services as well as leading digital technology products that connect boaters to a network of preferred marinas, dealers, and marine professionals through Boatyard and Boatzon. In addition, we operate MarineMax Vacations in Tortola, British Virgin Islands, which offers our charter vacation guests the luxury boating adventures of a lifetime. Land comprises 29% of the earth’s surface. We’re focused on the other 71%. Learn more at www.marinemax.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the alignment between the Company’s strategic priorities and shareholder interests; and the Company’s expansion of its market diversification, acceleration of growth, and setting of new industry standards. These statements are based on current expectations, forecasts, risks, uncertainties, and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions, and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the performance and integration of the recently-acquired businesses, general economic conditions, as well as those within the Company's industry, the liquidity and strength of our bank group partners, the level of consumer spending, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2023 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Michael H. McLamb

Chief Financial Officer

727-531-1700

Scott Solomon

Sharon Merrill Advisors

857-383-2409

HZO@investorrelations.com